Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257930

PROSPECTUS SUPPLEMENT NO. 9
(to Prospectus dated August 12, 2021)

ASTRA SPACE, INC.

Primary Offering Of

15,333,303 Shares of Common Stock

Secondary Offering of

189,026,575 Shares of Common Stock

5,333,333 Warrants to Purchase Common Stock

This prospectus supplement amends and supplements the prospectus dated August 12, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-257930). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 4, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of (i) 9,999,970 shares of our Class A common stock that may be issued upon exercise of warrants to purchase Class A common stock at an exercise price of $11.50 per share (the “public warrants”) issued by Holicity Inc. (“Holicity”) in its initial public offering; and (ii) 5,333,333 shares of our Class A common stock that may be issued upon exercise of private placement warrants at an exercise price of $11.50 per share that were originally sold to X-icity Holdings Corporation (the “Sponsor”) in a private placement consummated simultaneously with Holicity’s IPO (the “private placement warrants” and, together with the public warrants, the “warrants”).

The Prospectus and this prospectus supplement also relate to the offer and sale, from time to time, by the selling securityholders named in this prospectus (the “Selling Securityholders”), or any of their permitted transferees, of (i) 5,333,333 private placement warrants; (ii) up to an aggregate of 5,333,333 shares of our Class A common stock that may be issued upon exercise of the private placement warrants held by the Selling Securityholders; (iii) up to an aggregate of 20,000,000 shares of our Class A common stock that were issued to certain investors (collectively, the “PIPE Investors”) in a private placement in connection with the closing of the Business Combination (as defined herein); (iv) 7,500,000 shares of Class A common stock issued to the Sponsor prior to Holicity’s initial public offering and registered for sale by the Selling Securityholders; (v) up to an aggregate of 92,277,793 shares of Class A common stock that were issued to certain affiliates of Astra (collectively, the “Astra Affiliates”) pursuant to the Business Combination Agreement (as defined herein); (vi) up to an aggregate 56,239,188 shares of Class A common stock issuable upon conversion (on a one-for-one basis) of shares of our Class B common stock, par value $0.0001 per share (“Class B Common Stock”) held by certain Selling Securityholders and (vii) up to an aggregate of 7,676,261 shares of our Class A common stock issued in connection with our acquisition of Apollo Fusion, Inc. (“Apollo Fusion”), which closed on July 1, 2021 comprised of (x) 2,558,744 shares of our Class A common stock (the “Initial Apollo Shares”) issued to certain of the Selling Securityholders on July 1, 2021, in connection with our merger with Apollo Fusion, Inc. (“Apollo Fusion”) and (y) 5,117,517 additional shares of our Class A common stock (the “Additional Apollo Shares”) which may be issued to certain of the Selling Securityholders assuming (a) the achievement of all remaining performance milestones set forth in the Apollo Fusion Merger Agreement (as defined herein), (b) we elect to pay all future milestone consideration in shares of our Class A common stock as required by the terms the Apollo Fusion Merger Agreement, and (c) the per share price used to calculate the number of shares of our Class A common stock to be issued is $11.7243, which is the same per share price used to calculate the number of Initial Shares issued to the Selling Securityholders. The Additional Shares have not been earned and are not currently outstanding. The actual number of Additional Shares issued to the selling stockholders could be materially greater or less than 5,117,517 shares of Class A common stock depending whether and to what extent the future performance milestones are met and/or the actual average closing price of our Class A common stock at the time such milestones are achieved. The Prospectus and this prospectus supplement also cover any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

Our common stock and warrants are listed on Nasdaq under the symbols “ASTR” and “ASTRW”, respectively. On October 1, 2021, the closing price of our common stock was $8.45 per share and the closing price of our warrants was $2.41 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 15 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 4, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2021

Astra Space, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39426	14-1916687
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Skyhawk Street
Alameda, California	94501
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 278-7217

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTR	NASDAQ Global Select Market
Warrants to purchase one share of common stock, each at an exercise price of $11.50	ASTRW	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On September 29, 2021, we held our 2021 Annual Meeting of Stockholders, at which stockholders voted on proposals to (i) elect the two directors listed below, each to hold office until the 2024 annual meeting of stockholders or until their respective successors are duly elected and qualified; and, (ii) ratify the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021. The Company has two classes of common stock and holders of each class of common stock as of August 30, 2021, were entitled to vote at the 2021 Annual Meeting of Stockholders. Each issued and outstanding share of Class A common as of the record date was entitled to one vote and each issued and outstanding share of Class B common stock as of the record date was entitled to 10 votes on each of the foregoing proposals. There were 87,541,187 shares of common stock with voting power of 593,693,879 shares represented either in person or by proxy at the meeting (which represented 34.00% of the issued and outstanding shares eligible to vote and 77.74% of the total voting power), thereby constituting a quorum.

The final voting results for each of these proposals are as follows:

Election of Directors (Item 1): The stockholders elected the following individuals as directors of the Company with the following votes:

Total of Class A Common Stock and Class B Common Stock:

	Votes For	Votes Withheld	Broker Non-Votes
Chris Kemp	593,496,399	197,480	0
Adam London	593,643,928	58,951	0

Class A Common Stock only:

	Votes For	Votes Withheld	Broker Non-Votes
Chris Kemp	31,216,058	197,480	0
Adam London	31,354,587	58,951	0

Class B Common Stock only:

	Votes For	Votes Withheld	Broker Non-Votes
Chris Kemp	562,391,880	0	0
Adam London	562,391,880	0	0

Ratification of the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021 (Item 2): The stockholders ratified the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021. The proposal was supported by 99.98% of the votes cast “for” or “against” it, including abstentions.

Total of Class A Common Stock and Class B Common Stock:

Votes For	Votes Against	Abstentions	Broker Non-Votes
593,604,389	32,870	56,620	0

Class A Common Stock only:

Votes For	Votes Against	Abstentions	Broker Non-Votes
31,324,048	32,870	56,620	0

Class B Common Stock only:

Votes For	Votes Against	Abstentions	Broker Non-Votes
562,391,880	0	0	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 4, 2021	Astra Space, Inc.

	By:	/s/ Chris Kemp
	Name:	Chris Kemp
	Title:	Chief Executive Officer